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                                                                     Exhibit 3.1
                                                Chicago Mercantile Exchange Inc.
                                              Registration Statement on Form S-4


                         CERTIFICATE OF INCORPORATION

                                      OF

                       Chicago Mercantile Exchange Inc.


          First: The name of the corporation is Chicago Mercantile Exchange Inc.

          Second: The address of the corporation's registered office in the State of Delaware is Corporation Trust Center, 1209 Orange Street, in the City of Wilmington, County of New Castle. The name of the corporation's registered agent at such address is The Corporation Trust Company.

          Third: The purpose of the corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of Delaware.

          Fourth: The total number of shares of all classes of capital stock which the corporation shall have the authority to issue is one thousand (1,000) shares of common stock with a par value of $.01 per share.

          Fifth: In furtherance and not in limitation of the powers conferred by statute, the Board of Directors is expressly authorized to make, alter or repeal the By-laws of the corporation, subject to any specific limitation on such power contained in any By-laws adopted by the stockholders. Elections of directors need not be by written ballot unless the By-laws of the corporation so provide.

          Sixth: A director of the corporation shall not be personally liable to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director's duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the General Corporation Law of Delaware or (iv) for any transaction from which the director derived an improper personal benefit. If the General Corporation Law of Delaware is amended to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of a director of the corporation shall be eliminated or limited to the fullest extent permitted by the General Corporation Law of Delaware, as so amended. Any repeal or modification of this Article Sixth by the stockholders of the corporation shall not adversely affect any right or protection of a director of the corporation existing at the time of such repeal or modification.
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          Seventh:  Each person who is or was a director or officer of the corporation, and each person who serves or served at the request of the corporation as a director or officer of another enterprise, shall be indemnified by the corporation in accordance with, and to the fullest extent authorized by, the General Corporation Law of Delaware as it may be in effect from time to time.

          Eighth: The corporation reserves the right to amend, alter, change or repeal any provision contained in this Certificate of Incorporation, in the manner now or hereafter prescribed by statute, and all rights conferred upon the stockholders herein are granted subject to this reservation.

          Ninth: The name and mailing address of the incorporator are M. Scott Gordon, Chicago Mercantile Exchange, 30 South Wacker Drive, Chicago, Illinois 60606.

          THE UNDERSIGNED, being the incorporator named above, has executed this Certificate on December 29, 1999.



          ______________________________
          M. Scott Gordon



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